Exhibit 99.1

Moody's Corporation Reports Results for Second Quarter 2020

  Moody's Corporation 2Q20 revenue of $1.4 billion, up 18% from 2Q19
  Moody's Investors Service revenue of $938 million, up 27%; Moody's Analytics revenue of $497 million up 5%
  2Q20 diluted EPS of $2.69 up 66% from 2Q19; adjusted diluted EPS of $2.81 up 36%1
  FY 2020 guidance range for diluted EPS raised to $8.15 to $8.55; adjusted diluted EPS guidance raised to $8.80 to $9.20

NEW YORK--(BUSINESS WIRE)--July 30, 2020--Moody's Corporation (NYSE: MCO) today announced results for the second quarter of 2020, as well as updated its outlook for full year 2020.

“The strength of Moody's is in our people, and I would like to thank our employees around the world for their dedication during this challenging time in support of Moody’s stakeholders. Our mission, to provide trusted insights and standards that help decision makers act with confidence, has never been more relevant, and our operating results reflect that,” said Raymond McDaniel, President and Chief Executive Officer of Moody’s. “Moody's Investors Service exhibited robust top-line growth as issuers continued to seek liquidity amid broadly receptive credit market conditions. Furthermore, Moody's Analytics growth remained resilient as its transition to subscription-based products progressed. As the second quarter exceeded our expectations, we are raising and narrowing our full year 2020 adjusted diluted EPS guidance range to $8.80 to $9.20, while still expecting debt issuance to taper in the second half of the year.”

SECOND QUARTER REVENUE UP 18%

Moody's Corporation reported revenue of $1.4 billion for the three months ended June 30, 2020, up 18% from the prior-year period. Foreign currency translation unfavorably impacted Moody's revenue by 1%.

Moody's Investors Service (MIS) Second Quarter Revenue Up 27%

Revenue for MIS for the second quarter of 2020 was a record $938 million, up 27% from the prior-year period. Foreign currency translation unfavorably impacted MIS revenue by 1%. The MIS adjusted operating margin was 64.0%.

Corporate finance revenue was $572 million, up 47% from the prior-year period. This reflected record investment grade supply in the quarter as spreads tightened and issuers looked to ensure sufficient liquidity amid economic uncertainty. Additionally, as market sentiment improved, high yield issuers took advantage of receptive issuance conditions. The strength in bond activity was partially offset by a decline in bank loan issuance given lack of investor demand.

Financial institutions revenue was $142 million, up 14% from the prior-year period. This largely reflected U.S. insurance companies and banks seeking opportunistic funding.

Public, project and infrastructure finance revenue was $133 million, up 23% from the prior-year period. This was driven by the U.S., where investment grade infrastructure issuers sought liquidity and public finance issuers took advantage of low rates, including refinancing by way of taxable transactions.

Structured finance revenue was $81 million, down 28% from the prior-year period. This was primarily driven by a decline in U.S. and EMEA collateralized loan obligation (CLO) activity, as well as weakness within U.S. CMBS. Other major asset classes also experienced issuance declines in the quarter due to limited new asset creation.

Moody's Analytics (MA) Second Quarter Revenue Up 5%

Revenue for MA for the second quarter of 2020 was $497 million, up 5% from the prior-year period. Organic MA revenue1 was $475 million, up 6% and excluded the impact of the Moody's Analytics Knowledge Services (MAKS) divestiture and acquisitions completed in the past twelve months. Foreign currency translation unfavorably impacted total MA revenue by 2%. The MA adjusted operating margin was 28.7%.

Research, Data and Analytics (RD&A) revenue was $366 million, up 16% from the prior-year period. Organic RD&A revenue1 was $338 million, up 7% and excluded revenue from the reclassification of Moody’s Analytics Learnings Solutions (MALS), and the acquisitions of Regulatory DataCorp and ABS Suite. This reflected robust growth in know-your-customer (KYC) and compliance solutions, as well as research and data feeds.

Enterprise Risk Solutions (ERS) revenue was $131 million, up 12% from the prior-year period. Organic ERS revenue1 was $125 million, up 7% and excluded revenue from the acquisition of RiskFirst. This was driven by strong demand for IFRS17 products along with subscription sales of credit assessment and loan origination solutions.

SECOND QUARTER OPERATING EXPENSES AND OPERATING INCOME

Second quarter 2020 operating expenses for Moody's Corporation totaled $725 million, down 1% from the prior-year period. The decrease was driven by ongoing discipline in expense management and a $53 million restructuring charge in the prior-year period. Foreign currency translation favorably impacted operating expenses by 1%.

Operating income of $710 million was up 47% from the second quarter of 2019. Adjusted operating income of $766 million was up 28% from the prior-year period, and primarily excluded the restructuring charge in the prior-year period, as well as depreciation and amortization. Foreign currency translation unfavorably impacted both operating income and adjusted operating income by 1%. Moody's operating margin was 49.5% and the adjusted operating margin was 53.4%.

Moody’s effective tax rate for the second quarter of 2020 was 23.6%, down from 28.0% in the prior-year period. This decrease was principally due to taxes in the prior-year period related to the divestiture of MAKS.

FIRST HALF REVENUE UP 16%

Moody’s Corporation reported revenue of $2.7 billion for the first half of 2020, up 16% from the prior-year period. Foreign currency translation unfavorably impacted Moody’s revenue by 1%.

MIS revenue totaled $1.7 billion, up 23% from the prior-year period. Foreign currency translation unfavorably impacted MIS revenue by 1%. The MIS adjusted operating margin was 62.4%.

MA revenue totaled $993 million, up 5% from the prior-year period. Organic MA revenue1 was $959 million, up 8% and excluded the impact of the MAKS divestiture and acquisitions completed in the past twelve months. Foreign currency translation unfavorably impacted total MA revenue by 1%. The MA adjusted operating margin was 29.0%.

FIRST HALF OPERATING EXPENSES APPROXIMATELY FLAT

Operating expenses for Moody’s Corporation in the first half of 2020 totaled $1.4 billion, approximately flat compared to the prior-year period. Foreign currency translation favorably impacted Moody’s operating expenses by 1%.

Operating income of $1.3 billion was up 38% as compared to the first half of 2019. Adjusted operating income of $1.4 billion was up 27% from the prior-year period. Foreign currency translation unfavorably impacted Moody’s operating income and adjusted operating income by 1% each. Moody’s operating margin was 47.8% and the adjusted operating margin was 51.9%.

The effective tax rate for the first half of 2020 was 19.0%, approximately flat compared to the prior-year period effective tax rate of 18.8%.

Diluted EPS of $5.27 was up 48% from the first half of 2019. Adjusted diluted EPS of $5.55 was up 34%. Both first half 2020 diluted EPS and adjusted diluted EPS included a $0.24 per share tax benefit related to employee share-based compensation, compared to a $0.20 per share tax benefit in the first half of 2019.

CAPITAL ALLOCATION AND LIQUIDITY

Capital Returned to Shareholders

During the second quarter of 2020, Moody's did not repurchase any shares, and issued net 0.2 million shares as part of its employee stock-based compensation plans. The net amount includes shares withheld for employee payroll taxes. Moody's returned $105 million to its shareholders via dividend payments during the second quarter of 2020.

Over the first half of 2020, Moody's repurchased 1.1 million shares at a total cost of $253 million, or an average cost of $236.67 per share, and issued net 1.1 million shares as part of its employee stock-based compensation plans.

Moody's returned $210 million to its shareholders via dividend payments during the first half of 2020 and on July 28, 2020, the Board of Directors declared a regular quarterly dividend of $0.56 per share of MCO Common Stock. The dividend will be payable on September 10, 2020 to stockholders of record at the close of business on August 20, 2020.

Outstanding shares as of June 30, 2020 totaled 188 million, down 1% from June 30, 2019. As of June 30, 2020, Moody's had approximately $1.1 billion of share repurchase authority remaining.

Sources of Capital and Cash Flow Generation

At quarter-end, Moody's had $6.3 billion of outstanding debt and an undrawn $1.0 billion revolving credit facility. Total cash, cash equivalents and short-term investments at quarter-end were $2.2 billion, up from $1.9 billion on December 31, 2019.

Cash flow from operations for the first half of 2020 was $977 million and free cash flow was $915 million.

ASSUMPTIONS AND OUTLOOK FOR FULL YEAR 2020

Moody’s updated outlook for 2020 reflects numerous assumptions about many factors that could affect its business based on information reviewed by management through and as of today’s date, including observations and assumptions regarding the impact of COVID-19, the responses to the pandemic by governments, businesses and individuals, as well as the effects on interest rates, foreign currency exchange rates, capital markets’ liquidity, and activity in different sectors of the debt markets. The outlook also reflects assumptions about general economic conditions and GDP growth in the U.S. and worldwide, and on the company’s own operations and personnel. The outlook as of July 30, 2020 assumes a continuing economic recovery in the second half of 2020 and incorporates numerous macroeconomic assumptions including: approximately 6% and 9% declines in 2020 U.S. and Euro Zone GDPs, respectively, high yield interest rate spreads peaking in excess of 650 bps, U.S. unemployment ending 2020 at approximately 10% and the high yield default rate rising to approximately 9% by the end of 2020.

While the duration and severity of the COVID-19 crisis are unknown, the company has operated effectively to date and Moody’s outlook assumes that the company does not experience any material negative impact on its ability to conduct its operations as a result of COVID-19. The implications of COVID-19 or other situations or developments could affect these and many other factors that also could cause actual results to differ materially from Moody’s outlook. Moody's ratings revenue guidance assumes MIS's global rated issuance increases in the low-double-digit percent range.

These assumptions are subject to uncertainty, and results for the year could differ materially from Moody’s current outlook. In addition, Moody’s guidance assumes foreign currency translation at end-of-quarter exchange rates. Specifically, our forecast for the remainder of 2020 reflects exchange rates for the British pound (£) of $1.24 to £1 and for the euro (€) of $1.12 to €1.

The guidance assumes an anticipated restructuring program in the second half of 2020 around the rationalization and exit of certain real estate leases estimated to result in total pre-tax charges of $25 to $35 million and estimated annualized savings of $5 to $6 million.

Full year 2020 diluted EPS is expected to be $8.15 to $8.55. The company expects full year 2020 adjusted diluted EPS to be $8.80 to $9.20.

A full summary of Moody's guidance as of July 30, 2020, is included in Table 12 - 2020 Outlook table at the end of this press release.

CONFERENCE CALL

Moody's will hold a conference call to discuss second quarter 2020 results as well as its 2020 outlook on July 30, 2020, at 11:30 a.m. Eastern Time ("ET"). Individuals within the U.S. and Canada can access the call by dialing +1-877-400-0505. Other callers should dial +1-720-452-9084. Please dial into the call by 11:20 a.m. ET. The passcode for the call is 7108503.

The teleconference will also be webcast with an accompanying slide presentation which can be accessed through Moody's Investor Relations website, ir.moodys.com under "Featured and Upcoming" within "Events & Presentations". The webcast will be available until 3:30 p.m. ET on August 28, 2020.

A replay of the teleconference will be available from 3:30 p.m. ET, July 30, 2020 until 3:30 p.m. ET, August 28, 2020. The replay can be accessed from within the United States and Canada by dialing +1-888-203-1112. Other callers can access the replay at +1-719-457-0820. The replay confirmation code is 7108503.

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ABOUT MOODY'S CORPORATION

Moody’s (NYSE: MCO) is a global integrated risk assessment firm that empowers organizations to make better decisions. Our data, analytical solutions and insights help decision-makers identify opportunities and manage the risks of doing business with others. We believe that greater transparency, more informed decisions, and fair access to information open the door to shared progress. With over 11,200 employees in more than 40 countries, Moody’s combines international presence with local expertise and over a century of experience in financial markets. Learn more at moodys.com/about.

Moody’s recently published its annual Corporate Social Responsibility (CSR) Report which includes its updated SASB Index and TCFD Report on moodys.com/csr.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for the business and operations of Moody’s Corporation (the “Company”) that involve a number of risks and uncertainties. Such statements may include, among other words, “believe”, “expect”, “anticipate”, “intend”, “plan”, “will”, “predict”, “potential”, “continue”, “strategy”, “aspire”, “target”, “forecast”, “project”, “estimate”, “should”, “could”, “may” and similar expressions or words and variations thereof that convey the prospective nature of events or outcomes generally indicative of forward-looking statements. The forward-looking statements and other information in this release are made as of the date hereof and the Company undertakes no obligation (nor does it intend) to publicly supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise, except as required by applicable law or regulation. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying examples of factors, risks and uncertainties that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors, risks and uncertainties include, but are not limited to, the impact of COVID-19 on volatility in the U.S. and world financial markets, on general economic conditions and GDP growth in the U.S. and worldwide, and on the company’s own operations and personnel. Many other factors could cause actual results to differ from Moody’s outlook, including credit market disruptions or economic slowdowns, which could affect the volume of debt and other securities issued in domestic and/or global capital markets; other matters that could affect the volume of debt and other securities issued in domestic and/or global capital markets, including regulation, credit quality concerns, changes in interest rates and other volatility in the financial markets such as that due to uncertainty as companies transition away from LIBOR and Brexit; the level of merger and acquisition activity in the U.S. and abroad; the uncertain effectiveness and possible collateral consequences of U.S. and foreign government actions affecting credit markets, international trade and economic policy, including those related to tariffs and trade barriers; concerns in the marketplace affecting our credibility or otherwise affecting market perceptions of the integrity or utility of independent credit agency ratings; the introduction of competing products or technologies by other companies; pricing pressure from competitors and/or customers; the level of success of new product development and global expansion; the impact of regulation as an NRSRO, the potential for new U.S., state and local legislation and regulations, including provisions in the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) and regulations resulting from Dodd-Frank; the potential for increased competition and regulation in the EU and other foreign jurisdictions; exposure to litigation related to Moody’s Investors Service’s rating opinions, as well as any other litigation, government and regulatory proceedings, investigations and inquiries to which the Company may be subject from time to time; provisions in the Dodd-Frank legislation modifying the pleading standards, and EU regulations modifying the liability standards, applicable to credit rating agencies in a manner adverse to credit rating agencies; provisions of EU regulations imposing additional procedural and substantive requirements on the pricing of services and the expansion of supervisory remit to include non-EU ratings used for regulatory purposes; the possible loss of key employees; failures or malfunctions of our operations and infrastructure; any vulnerabilities to cyber threats or other cybersecurity concerns; the outcome of any review by controlling tax authorities of the Company’s global tax planning initiatives; exposure to potential criminal sanctions or civil remedies if the Company fails to comply with foreign and U.S. laws and regulations that are applicable in the jurisdictions in which the Company operates, including data protection and privacy laws, sanctions laws, anti-corruption laws, and local laws prohibiting corrupt payments to government officials; the impact of mergers, acquisitions or other business combinations and the ability of the Company to successfully integrate such acquired businesses; currency and foreign exchange volatility; the level of future cash flows; the levels of capital investments; and a decline in the demand for credit risk management tools by financial institutions. These factors, risks and uncertainties as well as other risks and uncertainties that could cause Moody’s actual results to differ materially from those contemplated, expressed, projected, anticipated or implied in the forward-looking statements are currently, or in the future could be, amplified by the COVID-19 outbreak and are described in greater detail under “Risk Factors” in Part I, Item 1A of the Company’s annual report on Form 10-K for the year ended December 31, 2019, its quarterly report on Form 10-Q for the quarter ended March 31, 2020, and in other filings made by the Company from time to time with the SEC or in materials incorporated herein or therein. Stockholders and investors are cautioned that the occurrence of any of these factors, risks and uncertainties may cause the Company’s actual results to differ materially from those contemplated, expressed, projected, anticipated or implied in the forward-looking statements, which could have a material and adverse effect on the Company’s business, results of operations and financial condition. New factors may emerge from time to time, and it is not possible for the Company to predict new factors, nor can the Company assess the potential effect of any new factors on it.

1 Refer to tables at the end of this press release for a reconciliation between all adjusted and organic measures mentioned throughout this press release and GAAP.

Table 1 - Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Amounts in millions, except per share amounts	2020	2019	2020	2019

Revenue	$1,435	$1,214	$2,725	$2,356

Expenses:
Operating	362	340	702	682
Selling, general and administrative	307	275	608	556
Depreciation and amortization	58	52	107	102
Loss pursuant to the divestiture of MAKS	—	9	9	9
Restructuring	(2)	53	(3)	59
Acquisition-Related Expenses	—	2	—	3
Total expenses	725	731	1,423	1,411

Operating income	710	483	1,302	945
Non-operating (expense) income, net
Interest expense, net	(60)	(51)	(100)	(103)
Other non-operating income (expense), net	16	—	28	2
Total non-operating income (expense), net	(44)	(51)	(72)	(101)
Income before provision for income taxes	666	432	1,230	844
Provision for income taxes	157	121	234	159
Net income	509	311	996	685
Less: net (loss) income attributable to noncontrolling interests	—	1	(1)	2
Net income attributable to Moody's Corporation	$509	$310	$997	$683

Earnings per share attributable to Moody's common shareholders
Basic	$2.71	$1.64	$5.31	$3.60
Diluted	$2.69	$1.62	$5.27	$3.56

Weighted average number of shares outstanding
Basic	187.7	189.4	187.6	189.9
Diluted	189.0	191.3	189.3	192.1

Table 2 - Supplemental Revenue Information (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Amounts in millions	2020	2019	2020	2019

Moody's Investors Service
Corporate Finance	$572	$388	$1,025	$743
Structured Finance	81	112	177	213
Financial Institutions	142	125	267	241
Public, Project and Infrastructure Finance	133	108	242	201
MIS Other	10	6	21	11
Intersegment revenue	35	33	72	65
Sub-total MIS	973	772	1,804	1,474
Eliminations	(35)	(33)	(72)	(65)
Total MIS revenue - external	938	739	1,732	1,409

Moody's Analytics
Research, Data and Analytics (1)	366	315	724	623
Enterprise Risk Solutions	131	117	269	239
Professional Services (1)	—	43	—	85
Intersegment revenue	2	3	4	5
Sub-total MA	499	478	997	952
Eliminations	(2)	(3)	(4)	(5)
Total MA revenue - external	497	475	993	947

Total Moody's Corporation revenue	$1,435	$1,214	$2,725	$2,356

Moody's Corporation revenue by geographic area
United States	$837	$638	$1,551	$1,250
Non-U.S.	598	576	1,174	1,106

	$1,435	$1,214	$2,725	$2,356

(1) Subsequent to the divestiture of MAKS in 2019, revenue from the Moody's Analytics Learning Solutions ("MALS") unit, which previous to 2020 was reported in the Professional Services line of business ("LOB"), is now being reported as part of the RD&A LOB. Prior periods have not been reclassified as the amounts were not material.

Table 3 - Selected Consolidated Balance Sheet Data (Unaudited)

	June 30, 2020	December 31, 2019
Amounts in millions

Cash and cash equivalents	$2,099	$1,832
Short-term investments	100	98
Total current assets	3,963	3,679
Operating lease right-of-use assets	429	456
Non-current assets	7,335	6,586
Total assets	11,298	10,265
Total current liabilities	1,886	1,912
Total debt	6,333	5,581
Total operating lease liabilities (1)	541	574
Other long-term liabilities	1,391	1,450
Total shareholders' equity	1,232	831

Total liabilities and shareholders' equity	11,298	10,265

Actual number of shares outstanding	187.7	187.7
(1) The June 30, 2020 and December 31, 2019 amounts both include approximately $90 million of operating lease liabilities classified as current.

Table 4 - Selected Consolidated Balance Sheet Data (Unaudited) Continued

Total debt consists of the following:	June 30, 2020
Amounts in millions	Principal Amount	Fair Value of Interest Rate Swaps (1)	Unamortized (Discount) Premium	Unamortized Debt Issuance Costs	Carrying Value
Notes Payable:
4.50% 2012 Senior Notes, due 2022	$500	$18	$(1)	$(1)	$516
4.875% 2013 Senior Notes, due 2024	500	—	(1)	(1)	498
5.25% 2014 Senior Notes (30-Year), due 2044	600	—	4	(5)	599
1.75% 2015 Senior Notes, due 2027	562	—	—	(3)	559
2.75% 2017 Senior Notes, due 2021	500	19	—	(1)	518
2.625% 2017 Senior Notes, due 2023	500	15	(1)	(2)	512
3.25% 2017 Senior Notes, due 2028	500	35	(4)	(3)	528
4.25% 2018 Senior Notes, due 2029	400	—	(3)	(3)	394
4.875% 2018 Senior Notes, due 2048	400	—	(7)	(4)	389
0.950% 2019 Senior Note, due 2030	842	—	(3)	(6)	833
3.75% 2020 Senior Note, due 2025	700	—	(1)	(5)	694
3.25% 2020 Senior Note, due 2050	300	—	(4)	(3)	293
Total long-term debt	$6,304	$87	$(21)	$(37)	$6,333

	December 31, 2019
	Principal Amount	Fair Value of Interest Rate Swaps (1)	Unamortized (Discount) Premium	Unamortized Debt Issuance Costs	Carrying Value
Notes Payable:
4.50% 2012 Senior Notes, due 2022	$500	$9	$(1)	$(1)	$507
4.875% 2013 Senior Notes, due 2024	500	—	(1)	(2)	497
5.25% 2014 Senior Notes (30-Year), due 2044	600	—	4	(5)	599
1.75% 2015 Senior Notes, due 2027	561	—	—	(3)	558
2.75% 2017 Senior Notes, due 2021	500	11	(1)	(2)	508
2.625% 2017 Senior Notes, due 2023	500	7	(1)	(2)	504
3.25% 2017 Senior Notes, due 2028	500	—	(4)	(3)	493
3.25% 2018 Senior Notes, due 2021	300	—	—	(1)	299
4.25% 2018 Senior Notes, due 2029	400	—	(3)	(3)	394
4.875% 2018 Senior Notes, due 2048	400	—	(7)	(4)	389
0.950% 2019 Senior Notes, due 2030	842	—	(3)	(6)	833
Total long-term debt	$5,603	$27	$(17)	$(32)	$5,581

(1) The Company has entered into interest rate swaps on the 2012 Senior Notes, the 2017 Senior Notes due 2021, the 2017 Senior Notes due 2023, and the 2017 Senior Note due 2028. These amounts represent the cumulative amount of fair value hedging adjustments included in the carrying amount of the hedged debt.

Table 5 - Non-Operating (Expense) Income, Net (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Amounts in millions

Interest:
Expense on borrowings	$(48)	$(42)	$(79)	$(88)
Income	3	4	7	9
UTPs and other tax related liabilities	(10)	(8)	(18)	(13)
Net periodic pension costs - interest component	(5)	(5)	(10)	(11)
Total interest expense, net	$(60)	$(51)	$(100)	$(103)
Other non-operating (expense) income, net:
FX (loss) gain	$(8)	$(10)	$5	$(16)
Net periodic pension costs - other components	4	5	7	9
Income from investments in non-consolidated affiliates	3	6	—	7
Other	17	(1)	16	2
Other non-operating income (expense), net	16	—	28	2
Total non-operating (expense) income, net	$(44)	$(51)	$(72)	$(101)

Table 6 - Financial Information by Segment (Unaudited)

The table below presents revenue, operating income and adjusted operating income by reportable segment. The Company defines adjusted operating income as operating income excluding: i) depreciation and amortization; ii) a loss pursuant to the divestiture of MAKS; iii) restructuring; and iv) Acquisition-Related Expenses.

	Three Months Ended June 30,
	2020				2019
Amounts in millions	MIS	MA	Eliminations	Consolidated	MIS	MA	Eliminations	Consolidated
Revenue	$973	$499	$(37)	$1,435	$772	$478	$(36)	$1,214
Total Expense	369	393	(37)	725	352	415	(36)	731
Operating income	$604	$106	$—	$710	$420	$63	$—	$483
Add:				—
Depreciation and amortization	19	39	—	58	18	34	—	52
Loss pursuant to the divestiture of MAKS	—	—	—	—	—	9	—	9
Restructuring	—	(2)	—	(2)	26	27	—	53
Acquisition-Related Expenses	—	—	—	—	—	2	—	2
Adjusted Operating Income	$623	$143	$—	$766	$464	$135	$—	$599

Operating margin	62.1%	21.2%		49.5%	54.4%	13.2%		39.8%
Adjusted operating margin	64.0%	28.7%		53.4%	60.1%	28.2%		49.3%

	Six Months Ended June 30,
	2020				2019
Amounts in millions	MIS	MA	Eliminations	Consolidated	MIS	MA	Eliminations	Consolidated
Revenue	$1,804	$997	$(76)	$2,725	$1,474	$952	$(70)	$2,356
Total Expense	712	787	(76)	1,423	688	793	(70)	1,411
Operating income	$1,092	$210	$—	$1,302	$786	$159	$—	$945
Add:
Depreciation and amortization	35	72	—	107	35	67	—	102
Loss pursuant to the divestiture of MAKS	—	9	—	9	—	9	—	9
Restructuring	(1)	(2)	—	(3)	29	30	—	59
Acquisition-Related Expenses	—	—	—	—	—	3	—	3
Adjusted Operating Income	$1,126	$289	$—	$1,415	$850	$268	$—	$1,118

Operating margin	60.5%	21.1%		47.8%	53.3%	16.7%		40.1%
Adjusted Operating Margin	62.4%	29.0%		51.9%	57.7%	28.2%		47.5%

Table 7 - Transaction and Relationship Revenue (Unaudited)

The tables below summarize the split between transaction and relationship revenue. In the MIS segment, excluding MIS Other, transaction revenue represents the initial rating of a new debt issuance as well as other one-time fees while relationship revenue represents the recurring monitoring of a rated debt obligation and/or entities that issue such obligations, as well as revenue from programs such as commercial paper, medium-term notes and shelf registrations. In MIS Other, transaction revenue represents revenue from professional services and outsourcing engagements and relationship revenue represents subscription-based revenues. In the MA segment, transaction revenue represents perpetual software license fees and revenue from software implementation services, risk management advisory projects, training and certification services, and research and analytical engagements. Relationship revenue in MA represents subscription-based revenues and software maintenance revenue.

	Three Months Ended June 30,
Amounts in millions	2020			2019
	Transaction	Relationship	Total	Transaction	Relationship	Total
Corporate Finance	$457	$115	$572	$277	$111	$388
	80%	20%	100%	71%	29%	100%
Structured Finance	$35	$46	$81	$69	$43	$112
	43%	57%	100%	62%	38%	100%
Financial Institutions	$76	$66	$142	$61	$64	$125
	54%	46%	100%	49%	51%	100%
Public, Project and Infrastructure Finance	$96	$37	$133	$71	$37	$108
	72%	28%	100%	66%	34%	100%
MIS Other	$—	$10	$10	$—	$6	$6
	—%	100%	100%	—%	100%	100%
Total MIS	$664	$274	$938	$478	$261	$739
	71%	29%	100%	65%	35%	100%
Research, Data and Analytics (1)	$16	$350	$366	$4	$311	$315
	4%	96%	100%	1%	99%	100%
Enterprise Risk Solutions	$26	$105	$131	$23	$94	$117
	20%	80%	100%	20%	80%	100%
Professional Services (1)	$—	$—	$—	$43	$—	$43
	—%	—%	—%	100%	—%	100%
Total MA	$42	$455	$497	$70	$405	$475
	8%	92%	100%	15%	85%	100%
Total Moody's Corporation	$706	$729	$1,435	$548	$666	$1,214
	49%	51%	100%	45%	55%	100%

Table 7 - Transaction and Relationship Revenue (Unaudited) Continued

	Six Months Ended June 30,
Amounts in millions	2020			2019
	Transaction	Relationship	Total	Transaction	Relationship	Total
Corporate Finance	$795	$230	$1,025	$526	$217	$743
	78%	22%	100%	71%	29%	100%
Structured Finance	$85	$92	$177	$126	$87	$213
	48%	52%	100%	59%	41%	100%
Financial Institutions	$136	$131	$267	$109	$132	$241
	51%	49%	100%	45%	55%	100%
Public, Project and Infrastructure Finance	$165	$77	$242	$126	$75	$201
	68%	32%	100%	63%	37%	100%
MIS Other	$2	$19	$21	$1	$10	$11
	10%	90%	100%	9%	91%	100%
Total MIS	$1,183	$549	$1,732	$888	$521	$1,409
	68%	32%	100%	63%	37%	100%
Research, Data and Analytics (1)	$34	$690	$724	$9	$614	$623
	5%	95%	100%	1%	99%	100%
Enterprise Risk Solutions	$58	$211	$269	$47	$192	$239
	22%	78%	100%	20%	80%	100%
Professional Services (1)	$—	$—	$—	$85	$—	$85
	—%	—%	—%	100%	—%	100%
Total MA	$92	$901	$993	$141	$806	$947
	9%	91%	100%	15%	85%	100%
Total Moody's Corporation	$1,275	$1,450	$2,725	$1,029	$1,327	$2,356
	47%	53%	100%	44%	56%	100%

(1) Subsequent to the divestiture of MAKS in 2019, revenue from the Moody's Analytics Learning Solutions ("MALS") unit, which previous to 2020 was reported in the Professional Services line of business ("LOB"), is now being reported as part of the RD&A LOB. Prior periods have not been reclassified as the amounts were not material.

Table 8 - Adjusted Operating Income and Adjusted Operating Margin (Unaudited)

The Company presents Adjusted Operating Income and Adjusted Operating Margin because management deems these metrics to be useful measures to provide additional perspective on the operating performance of Moody’s. Adjusted Operating Income excludes the impact of: i) depreciation and amortization; ii) loss pursuant to the divestiture of MAKS; iii) restructuring charges; and iv) Acquisition-Related Expenses. Restructuring charges are excluded as the frequency and magnitude of these charges may vary widely across periods and companies. Depreciation and amortization are excluded because companies utilize productive assets of different ages and use different methods of acquiring and depreciating productive assets. The loss pursuant to the divestiture of MAKS is excluded as the frequency and magnitude of divestiture activity may vary widely from period to period and across companies. Acquisition-Related Expenses consist of expenses incurred to complete and integrate the acquisition of Bureau van Dijk. These expenses were excluded in prior years due to the material nature of the cumulative costs incurred over the multi-year integration effort. Acquisition-related expenses from other acquisitions were not material.

Management believes that the exclusion of the aforementioned items, as detailed in the reconciliation below, allows for an additional perspective on the Company’s operating results from period to period and across companies. The Company defines Adjusted Operating Margin as Adjusted Operating Income divided by revenue.

	Three Months Ended June 30,		Six Months Ended June 30,
Amounts in millions	2020	2019	2020	2019
Operating income	$710	$483	$1,302	$945
Depreciation and amortization	58	52	107	102
Loss pursuant to the divestiture of MAKS	—	9	9	9
Restructuring	(2)	53	(3)	59
Acquisition-Related Expenses	—	2	—	3
Adjusted Operating Income	$766	$599	$1,415	$1,118
Operating margin	49.5%	39.8%	47.8%	40.1%
Adjusted Operating Margin	53.4%	49.3%	51.9%	47.5%

Table 9 - Free Cash Flow (Unaudited)

The table below reflects a reconciliation of the Company's net cash flows from operating activities to free cash flow. The Company defines free cash flow as net cash provided by operating activities minus payments for capital additions. Management deems capital expenditures essential to the Company's product and service innovations and maintenance of Moody's operational capabilities. Accordingly, capital expenditures are deemed to be a recurring use of Moody's cash flow. Management believes that free cash flow is a useful metric in assessing the Company's cash flows to service debt, pay dividends and to fund acquisitions and share repurchases.

	Six Months Ended June 30,
Amounts in millions	2020	2019
Net cash provided by operating activities	$977	$755
Capital additions	(62)	(39)
Free cash flow	$915	$716
Net cash used in investing activities	$(823)	$(53)
Net cash provided by (used in) financing activities	$123	$(1,186)

Table 10 - Organic Revenue and Growth Measures (Unaudited)

 The Company presents organic revenue and organic revenue growth because management deems this metric to be a useful measure which provides additional perspective in assessing the revenue growth excluding the inorganic revenue impacts from certain acquisitions and divestiture activity. The following table details the period of operations excluded from each acquisition/divestiture to determine organic revenue.

Period excluded to determine organic revenue growth
Acquisition	Acquisition Date	Q2	YTD
RiskFirst	July 25, 2019	April 1, 2020 - June 30, 2020	January 1, 2020 - June 30, 2020
ABS Suite	October 1, 2019	April 1, 2020 - June 30, 2020	January 1, 2020 - June 30, 2020
Regulatory DataCorp	February 13, 2020	April 1, 2020 - June 30, 2020	February 13, 2020 - June 30, 2020

Divestiture	Divestiture Date
MAKS	November 7, 2019	April 1, 2019 - June 30, 2019	January 1, 2019 - June 30, 2019

Additionally, subsequent to the divestiture of MAKS in 2019, revenue from the Moody's Analytics Learning Solutions ("MALS") unit, which previous to 2020 was reported in the Professional Services line of business ("LOB"), is now being reported as part of the RD&A LOB. Prior periods have not been reclassified as the amounts were not material. For purposes of determining organic RD&A revenue growth, MALS revenue has been excluded from 2020 RD&A revenue. Below is a reconciliation of MA's reported revenue and growth rates to its organic revenue and organic growth rates:

	Three Months Ended June 30,				Six Months Ended June 30,
Amounts in millions	2020	2019	Change	Growth	2020	2019	Change	Growth
MA revenue	$497	$475	$22	5%	$993	$947	$46	5%
RiskFirst	(6)	—	(6)		(10)	—	(10)
ABS Suite	(2)	—	(2)		(3)	—	(3)
Regulatory DataCorp	(14)	—	(14)		(21)	—	(21)
MAKS	—	(28)	28		—	(55)	55
Organic MA revenue	$475	$447	$28	6%	$959	$892	$67	8%

	Three Months Ended June 30,
Amounts in millions	2020	2019	Change	Growth
RD&A revenue	$366	$315	$51	16%
ABS Suite	(2)	—	(2)
Regulatory DataCorp	(14)	—	(14)
MALS	(12)	—	(12)
Organic RD&A revenue	$338	$315	$23	7%

	Three Months Ended June 30,
Amounts in millions	2020	2019	Change	Growth
ERS revenue	$131	$117	$14	12%
RiskFirst	(6)	—	(6)
Organic ERS revenue	$125	$117	$8	7%

Table 11 - Adjusted Net Income and Adjusted Diluted EPS Attributable to Moody's Common Shareholders (Unaudited)

The Company presents Adjusted Net Income and Adjusted Diluted EPS because management deems these metrics to be useful measures to provide additional perspective on the operating performance of Moody’s. Adjusted Net Income and Adjusted Diluted EPS exclude the impact of: i) amortization of acquired intangible assets; ii) loss and tax charge pursuant to the divestiture of MAKS; iii) restructuring charges; and iv) Acquisition-Related Expenses.

The Company excludes the impact of amortization of acquired intangible assets as companies utilize intangible assets with different ages and have different methods of acquiring and amortizing intangible assets. Furthermore, the timing and magnitude of business combination transactions are not predictable and the purchase price allocated to amortizable intangible assets and the related amortization period are unique to each acquisition and can vary significantly from period to period and across companies. Restructuring charges are excluded as the frequency and magnitude of these charges may vary widely across periods and companies. The loss and tax charge pursuant to the divestiture of MAKS are excluded as the frequency and magnitude of divestiture activity may vary widely from period to period and across companies. Acquisition-Related Expenses consist of expenses incurred to complete and integrate the acquisition of Bureau van Dijk. These expenses were excluded in prior years due to the material nature of the cumulative costs incurred over the multi-year integration effort. Acquisition-related expenses from other acquisitions were not material.

The Company excludes the aforementioned items to provide additional perspective when comparing net income and diluted EPS from period to period and across companies as the frequency and magnitude of similar transactions may vary widely across periods.

Below is a reconciliation of this measure to its most directly comparable U.S. GAAP amount:

	Three Months Ended June 30,				Six Months Ended June 30,
Amounts in millions	2020		2019		2020		2019
Net income attributable to Moody's common shareholders		$509		$310		$997		$683
Pre-Tax Acquisition-Related Intangible Amortization Expenses	$31		$27		$59		$53
Tax on Acquisition-Related Intangible Amortization Expenses	(7)		(8)		(13)		(13)
Net Acquisition-Related Intangible Amortization Expenses		24		19		46		40
Loss pursuant to the divestiture of MAKS		—		9		9		9
Tax charge pursuant to the divestiture of MAKS		—		15		—		15
Pre-Tax Restructuring	$(2)		$53		$(3)		$59
Tax on Restructuring	1		(12)		1		(14)
Net Restructuring		(1)		41		(2)		45
Pre-Tax Acquisition-Related Expenses	$—		$2		$—		$3
Tax on Acquisition-Related Expenses	—		—		—		—
Net Acquisition-Related Expenses		—		2		—		3
Adjusted Net Income		$532		$396		$1,050		$795

Table 11 - Adjusted Net Income and Adjusted Diluted EPS Attributable to Moody's Common Shareholders (Unaudited) Continued
	Three Months Ended June 30,				Six Months Ended June 30,
	2020		2019		2020		2019
Diluted earnings per share attributable to Moody's common shareholders		$2.69		$1.62		$5.27		$3.56
Pre-Tax Acquisition-Related Intangible Amortization Expenses	$0.16		$0.14		$0.31		$0.27
Tax on Acquisition-Related Intangible Amortization Expenses	(0.03)		(0.04)		(0.07)		(0.06)
Net Acquisition-Related Intangible Amortization Expenses		0.13		0.10		0.24		0.21
Loss pursuant to the divestiture of MAKS		—		0.05		0.05		0.05
Tax charge pursuant to the divestiture of MAKS		—		0.08		—		0.08
Pre-Tax Restructuring	$(0.01)		$0.28		$(0.02)		$0.31
Tax on Restructuring	—		(0.07)		0.01		(0.08)
Net Restructuring		(0.01)		0.21		(0.01)		0.23
Pre-Tax Acquisition-Related Expenses	$—		$0.01		$—		$0.02
Tax on Acquisition-Related Expenses	—		—		—		(0.01)
Net Acquisition-Related Expenses		—		0.01		—		0.01
Adjusted Diluted EPS		$2.81		$2.07		$5.55		$4.14

Note: The tax impacts in the table above were calculated using tax rates in effect in the jurisdiction for which the item relates.

Table 12 - 2020 Outlook

Moody’s updated outlook for 2020 reflects numerous assumptions about many factors that could affect its business based on information reviewed by management through and as of today’s date, including observations and assumptions regarding the impact of COVID-19, the responses to the pandemic by governments, businesses and individuals, as well as the effects on interest rates, foreign currency exchange rates, capital markets’ liquidity, and activity in different sectors of the debt markets. The outlook also reflects assumptions about general economic conditions and GDP growth in the U.S. and worldwide, and on the company’s own operations and personnel. The outlook assumes a continuing economic recovery in the second half of 2020 and incorporates numerous macroeconomic assumptions including: approximately 6% and 9% declines in 2020 U.S. and Euro Zone GDPs, respectively, high yield interest rate spreads peaking in excess of 650 bps, U.S. unemployment ending 2020 at approximately 10% and the high yield default rate rising to approximately 9% by the end of 2020. While the duration and severity of the COVID-19 crisis are unknown, the company has operated effectively to date and Moody’s outlook assumes that the company does not experience any material negative impact on its ability to conduct its operations as a result of COVID-19. The implications of COVID-19 or other situations or developments could affect these and many other factors that also could cause actual results to differ materially from Moody’s outlook. Moody's ratings revenue guidance assumes MIS's global rated issuance increases in the low-double-digit percent range. These assumptions are subject to uncertainty, and results for the year could differ materially from Moody’s current outlook. In addition, Moody’s guidance assumes foreign currency translation at end-of-quarter exchange rates. Specifically, our forecast for the remainder of 2020 reflects exchange rates for the British pound (£) of $1.24 to £1 and for the euro (€) of $1.12 to €1. The guidance assumes an anticipated restructuring program in the second half of 2020 around the rationalization and exit of certain real estate leases estimated to result in total pre-tax charges of $25 to $35 million.

Full Year 2020 Moody's Corporation Guidance as of July 30, 2020

MOODY'S CORPORATION	Current guidance	Last publicly disclosed guidance
Revenue	increase in the low-single-digit percent range	decline in the mid-single-digit percent range
Operating expenses	approximately flat	decline in the mid-single-digit percent range
Operating margin	43% - 44%	41% - 43%
Adjusted operating margin(1)	48% - 49%	46% - 48%
Interest expense, net	$180 - $200 million	NC
Effective tax rate	19.5% - 21.5%	NC
Diluted EPS	$8.15 to $8.55	$7.25 to $7.85
Adjusted Diluted EPS(1)	$8.80 to $9.20	$7.80 to $8.40
Operating cash flow	$1.6 to $1.8 billion	$1.3 to $1.5 billion
Free cash flow(1)	$1.5 to $1.7 billion	$1.2 to $1.4 billion
Moody's Investors Service (MIS)	Current guidance	Last publicly disclosed guidance
MIS global revenue	increase in the low-single-digit percent range	decline in the high-single-digit percent range
MIS adjusted operating margin(1)	approximately 58%	55% - 57%
Moody's Analytics (MA)	Current guidance	Last publicly disclosed guidance
MA global revenue	increase in the mid-single-digit percent range	NC
MA adjusted operating margin(1)	approximately 30%	NC

NC - There is no difference between the Company's current guidance and the last publicly disclosed guidance for this item.
Note: All current guidance as of July 30, 2020. All last publicly disclosed guidance is as of April 30, 2020.
(1) These metrics are adjusted measures. See below for reconciliation of these measures to their comparable GAAP measure.

Table 12 - 2020 Outlook Continued

The following are reconciliations of the Company's adjusted forward looking measures to their comparable GAAP measure:

Projected for the Year Ended December 31, 2020
Operating margin guidance	43% - 44%
Depreciation and amortization	Approximately 4.5%
Restructuring	Approximately 0.5%
Loss pursuant to the divestiture of MAKS	Negligible
Adjusted operating margin guidance	48% - 49%

Projected for the Year Ended December 31, 2020
Operating cash flow guidance	$1.6 to $1.8 billion
Less: Capital expenditures	Approximately $100 million
Free cash flow guidance	$1.5 to $1.7 billion

Projected for the Year Ended December 31, 2020
Diluted EPS guidance	$8.15 to $8.55
Acquisition-related intangible amortization	Approximately $0.50
Restructuring	Approximately $0.10
Loss pursuant to the divestiture of MAKS	$0.05
Adjusted diluted EPS guidance	$8.80 to $9.20

Contacts

SHIVANI KAK
Investor Relations
212.553.0298
shivani.kak@moodys.com

MICHAEL ADLER
Corporate Communications
212.553.4667
michael.adler@moodys.com

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